Filed Pursuant to Rule 433

Registration No. 333-187919

Issuer Free Writing Prospectus dated July 2, 2013

Relating to Preliminary Prospectus Supplement dated July 2, 2013

ORACLE CORPORATION

FINAL PRICING TERM SHEET

2.250% Notes due 2021 (“2021 Notes”)

3.125% Notes due 2025 (“2025 Notes”)

Issuer:	Oracle Corporation

Format:	SEC registered

Aggregate Principal Amount:	2021 Notes : €1,250,000,000 2025 Notes: €750,000,000

Maturity:	2021 Notes: January 10, 2021 2025 Notes: July 10, 2025

Coupon:	2021 Notes: 2.250% per annum 2025 Notes: 3.125% per annum

Price to Public:	2021 Notes: 99.434% of principal amount 2025 Notes: 99.517% of principal amount

Interest Payment Dates:	2021 Notes: Annually on January 10, commencing January 10, 2014 2025 Notes: Annually on July 10, commencing July 10, 2014

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Benchmark Security:	2021 Notes: DBR 2.500% due January 4, 2021 2025 Notes: DBR 1.500% due February 15, 2023

Benchmark Security Yield:	2021 Notes: 1.200% 2025 Notes: 1.666%

Spread to Benchmark Security:	2021 Notes: +113.4 basis points 2025 Notes: +150.8 basis points

Mid-Swap Yield:	2021 Notes: 1.654% 2025 Notes: 2.194%

Spread to Mid-Swap Yield:	2021 Notes: +68 basis points 2025 Notes: +98 basis points

Yield to Maturity:	2021 Notes: 2.334% 2025 Notes: 3.174%

Net Proceeds (after underwriting discount, but before expenses):	2021 Notes: € 1,237,925,000 2025 Notes: € 743,377,500

Make-Whole Call:	The 2021 Notes and the 2025 Notes (together, the “Notes”) will each be redeemable, in whole or in part at any time, at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of: (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate (as defined in the Notes) plus 20 basis points with respect to the 2021 Notes and 25 basis points with respect to the 2025 Notes, plus, in each case, accrued and unpaid interest thereon to the date of redemption.

Trade Date:	July 2, 2013

Settlement Date:	July 10, 2013 (New York T+5)

Listing:	Oracle Corporation intends to apply to list the Notes on The New York Stock Exchange

ISIN Number / Common Code:	2021 Notes: XS0951216083 / 095121608 2025 Notes: XS0951216166 / 095121616

Denominations:	€100,000 and multiples of €1,000 in excess thereof

Ratings: *

2021 Notes: A1 (stable) by Moody’s Investors Service, Inc., A+ (stable) by Standard & Poor’s Ratings Services and A+ (stable) by Fitch Ratings

2025 Notes: A1 (stable) by Moody’s Investors Service, Inc., A+ (stable) by Standard & Poor’s Ratings Services and A+ (stable) by Fitch Ratings

Joint Book-Running Managers:	BNP Paribas Deutsche Bank AG, London Branch The Royal Bank of Scotland plc

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling BNP Paribas at +20 7595 8222, Deutsche Bank AG, London Branch toll free at 1-800-503-4611, The Royal Bank of Scotland plc toll free at 1-866-884-2071, or by e-mailing Oracle Corporation’s Investor Relations at investor_us@oracle.com.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.